FOR IMMEDIATE RELEASE

Contact: David Mason

(937) 854-6686

MOTO PHOTO, INC. ANNOUNCES COMMENCMENT OF TRADING ON THE OTC BULLETIN BOARD AND REMOVAL FROM THE NASDAQ SMALLCAP MARKET

Dayton, Ohio, October 31, 2000 - Moto Photo, Inc. (MOTO) announced today that it has received notification from the Nasdaq Stock Market ("Nasdaq") that the Company's Common

Shares were no longer eligible for continued inclusion on the Nasdaq SmallCap Market and will be delisted effective as of the opening of trading October 31, 2000. The Company's Common

Stock is immediately eligible for trading on the OTC Bulletin Board and continues to trade under the symbol "MOTO."

Nasdaq previously notified the Company that its Common Stock had failed to achieve compliance with Nasdaq's minimum bid price requirements for continued inclusion. The

Company requested a hearing before a Nasdaq Listing Qualifications Panel for continued inclusion in the Nasdaq SmallCap Market pursuant to an exception to the minimum bid price requirement. The Panel determined not to grant the exception and the Company was notified of the decision by letter dated October 30, 2000.

In commenting on the letter, Michael F. Adler, Chairman and CEO said, "We would like to have the increased visibility that Nasdaq affords companies, but we are confident that the OTC

Bulletin Board will provide an efficient and liquid market for our shareholders."

Moto Photo, Inc. is a Dayton, Ohio based franchiser and operator of 417 one-hour photofinishing stores and portrait studios in the U.S., Canada, and Norway, including 47 affiliate stores in Norway.